Exhibit 99.1
Advocat Inc.
Conference Call — 2010 Results
November 5, 2010
Operator:
Good Morning and welcome to the Advocat Third Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and these statements involve risks and uncertainties that may cause actual events, results, and/or performance to differ materially from those indicated by such statements. You are encouraged to review the risk factors and Forward-Looking Statements disclosures the Company has provided in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 as well as in our other public filings with the Securities and Exchange Commission.
During today’s call, references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our press release and in our script filed under Form 8-K.
I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you ______.
We posted another positive quarter which is particularly noteworthy in the light of a sluggish economy and the buffeting winds in healthcare. For example, elective surgeries are being postponed during slow economic periods and these procedures can increase our short-term rehab patient occupancy. Also during high unemployment families will try to care for their aging and infirmed relatives at home. In addition, for the first time in a number of years, Medicare reimbursement rates were decreased instead of increased. Also, state budget problems put a lot of pressure on Medicaid reimbursement. In the midst of these challenges, we increased occupancy and Medicare census, growing overall average daily census. We have increased total census for six consecutive quarters. One of the most important measurements for our financial performance is funds provided by operations which increased to $3.3 million in the third quarter vs. $2.6 million last year.
Our facility renovation program continues to be an important contributor to our performance. This quarter provides another great example — in July, we celebrated the open house for a nursing center renovation in Alabama. In the short period since completion, this facility has seen average occupancy rise to 97% from 78% and Medicare census jump to 27 vs. 12 prior to renovation.
Another highlight — The third quarter marks the eighth consecutive quarter in which our results on a sequential basis have shown improvement in at least one of our critical measurements, including:
•	Average daily census

•	Medicare census

•	Funds from operations
We increased two of the metrics compared to the second quarter of this year and all three when compared to the third quarter last year. After Glynn reviews the financials in more detail, I will explain a few of the plans we are implementing to maintain and improve positive results.
At this point, Glynn Riddle, our CFO, will review the quarterly financial results.
Glynn Riddle:
Thank you, Will.
We issued a press release yesterday covering the 2010 third quarter results, and filed our Quarterly Report on Form 10-Q.
Significant operating and financial metrics for continuing operations of Advocat in the quarter compared to the same quarter last year include:
•	Average daily census increased by 2.4%.

•	Revenues increased 3.7% to $73.0 million.

•	Average daily skilled census, including Medicare and managed care, increased by 15 patients compared to last year, a 2.6% increase.

•	Our average Medicare rate was 3.4% lower, primarily as a result of the CMS rate reduction that took place during the fourth quarter of 2009 and lower patient acuity levels.

•	We increased revenues from Medicare Part B services by $500,000, or approximately 24%.

•	Funds provided by operations increased $700,000 to $3.3 million compared to $2.6 million last year.
     Labor is our largest cost, and we continued to appropriately manage our labor costs. As our census grew, we increased our staffing to provide the appropriate number of personnel, ensuring quality resident care, but were mindful of not letting the staffing increase grow more than our census. Therapy wages increased approximately $300,000 as a result of increased skilled census and therapy services. Operating personnel average merit increases were approximately 1.8% in the quarter on an annualized basis.

During the quarter we also experienced temporary increases in wages that resulted from the transition to the new MDS 3.0 patient assessment tool in all our facilities as required by CMS, and training costs related to the implementation of an electronic medical records (“EMR”) systems in 3 facilities. These initiatives resulted in approximately $300,000 in operating cost increases during 2010, composed primarily of temporary operating wage increases for training.
Bad debt expense related to our accounts receivable was $400,000 higher in 2010 compared to 2009. Collections experience was better during 2009 compared to 2010, resulting in higher bad debt expense in this period compared to the previous year.
Workers compensation insurance expense decreased approximately $300,000 in 2010 compared to 2009. The decrease is the result of better claims experience in 2010 compared to 2009.
Employee health insurance costs were approximately $600,000 less in 2010 compared to 2009, a decrease of 29%.
As a percent of revenue, operating costs increased slightly to 80.2% of revenue in 2010 from 80.0% in 2009, an increase of 20 basis points. One of the factors outside our control driving this increase is the 1.1% reduction in Medicare rates effective October 1, 2009. This rate reduction resulted in approximately $200,000 less Medicare revenue compared to the third quarter of 2009. Had we received the normal market basket adjustment of 2.2%, our third quarter 2010 operating expenses would have been 79.5% of revenue, compared to 80.0% in 2009.
General and administrative expenses, excluding non-recurring charges, were $4.8 million in 2010 compared to $4.4 million in 2009, representing 6.6% of revenue in 2010, compared to 6.3% in 2009. Salaries and wages increased $100,000, primarily for merit increases that averaged 1.6%. We incurred approximately $100,000 in G&A expenses related to the transition to the new MDS 3.0 patient assessment tool and training costs related to the implementation of electronic medical records. Non-recurring General & Administrative charges totaled $100,000 for severance costs and hiring and relocation costs related to new positions to strengthen the management team.
Professional liability expense increased to $1.7 million in 2010 from $800,000 in 2009, an increase of $900,000. Our cash expenditures for professional liability costs of continuing operations were approximately $1.3 million in 2010, compared to approximately $1.4 million in 2009. Professional liability cash expenditures can fluctuate significantly from quarter to quarter as matters are settled or determined.
Excluding the temporary increases and non-recurring charges discussed previously, our net income for the quarter would have been approximately $300,000 higher after taxes, an increase of approximately six cents per diluted common share. This calculation is detailed in our filed script.

Next I will discuss
Funds Provided by Operations:
We believe this is a valuable metric in gauging the Company’s performance. Funds provided by Operations totaled $3.3 million for the quarter, compared to $2.6 million for the third quarter of 2009. Tax benefits resulting from recent changes to tax depreciation rules provided $400,000 of the increase. In addition, the non-cash component of professional liability expense that is added back to calculate funds provided by operations was higher in 2010. The computation of Funds provided by operations is summarized in our press release.
Looking at the balance sheet
Our cash balance was $9.4 million at September 30, 2010 compared to $8.6 million at December 31, 2009. Accounts Receivable of continuing operations attributable to patient services was $25.8 million at September 30, 2010 compared to $23.8 million at December 31, 2009 representing 33 and 31 days revenue in receivables respectively.
Our mortgage loan has an outstanding balance of $20.7 million at September 30, 2010, and matures in August 2011. As a result, the outstanding balance is included in current liabilities. We are currently in discussions with mortgage lenders and expect to refinance the mortgage early in 2011.
At this time, I will turn the call back to Will.
Will Council:
Thanks Glynn.
I’m very excited to announce that our developer has begun construction of our new nursing center just outside Huntington, West Virginia. The developer will build to our specifications and we will lease and operate the nursing center. We have a defined purchase option, which can be exercised two to five years after construction is completed. The loan has been approved, subject to final appraisal, and the developer began construction late last week. We currently expect construction to take 10 to12 months, depending primarily on weather conditions. Once completed we expect to have a state of the art facility
During the last 3 months, management and the board of directors have engaged in significant long term planning for the Company. A number of operating initiatives have been developed to improve our high acuity patient care capabilities and we will spend the majority of our upcoming investor day discussing these initiatives.
One initiative already under way is the deployment of an Electronic Medical Record System in all of our nursing centers by the end of 2011. We believe our EMR system will support our quality of care initiatives and position us for higher acuity service offerings. Our EMR System includes three primary components:
1.	Tracking ADL’s, or Activities of Daily Living. ADL’s are the routine functions that each person must perform on a daily basis, including getting dressed, bathing, eating, bowel and bladder functions, etc. To the extent we assist with these activities, we document that assistance. The ADL tracking will allow us to document the activities of our nursing, dietary and housekeeping staff quickly, efficiently and electronically.

2.	Nursing Notes — of course, an important component of a medical record are the nursing notes. These are licensed nurses’ notes on the care and condition of each resident. The EMR system has a module for nursing notes and allows for improved capture, monitoring and review of resident records.

3.	Medications — likewise, our residents often receive a number of daily medications. This module assists with tracking the required medications and documenting the administration of those medications.
For all three modules, the EMR system provides a dashboard that can be reviewed at a number of kiosks throughout the nursing center, allowing our staff (using secure passwords) to access to a list of upcoming resident care tasks and providing our supervisors a tool to help manage and monitor staff performance to better support the quality of care for our residents.
Through the end of the third quarter, we have deployed full EMR in 2 centers and ADL tracking in 2 others. In the fourth quarter, we have rapidly accelerated our deployment and expect to have six additional nursing centers with full EMR implementations and an additional 11 with ADL tracking. That would give us 21 nursing centers with some level of EMR deployment by the end of 2010. During 2011, we will deploy full EMR in all nursing centers, at a rate of approximately five to six centers every two months.
We expect to invest approximately $130,000 per facility to deploy EMR in all buildings.
During the third quarter, we invested a total of $1.3 million, including $1.2 million in balance sheet capital improvements and $100,000 in income statement expenses.
During the fourth quarter, we expect to incur $1.4 million, including $600,000 in balance sheet capital improvements and $800,000 in income statement expenses. In 2011, we expect to incur between $3.3 million and $3.8 million, including $1.7 million in balance sheet capital improvements and between $1.6 million and $2.1 million in income statement expenses.
The long range planning process also resulted in additional operating initiatives that we will discuss in more detail during our upcoming Investor Day. I ask and encourage our investors and interested parties to please set aside December 7 and join us in Brentwood to learn more about these exciting initiatives. Our long range planning will be the primary agenda item during this meeting.

To execute the plan, we expect to invest in technology, human capital and the physical plants to achieve these goals. We expect these investments to strengthen our operating margins and balance sheet, providing value to our shareholders.
At this point, I’ll address the current
Reimbursement Outlook.
CMS has announced a 1.7% market basket increase for Medicare rates, beginning October 1.
During the quarter, we saw increases in Medicaid reimbursement rates in all but one of the states in which we operate. This resulted in a weighted average net increase in Medicaid rates of approximately 1.6%. This overall increase is a little better than we expected. On a combined basis we saw an increase in Medicaid average daily rate of 2.2% during the quarter compared to the same quarter last year.
Earlier this week, CMS released a revised rule as part of the Physician Fee Schedule that is scheduled to become effective January 1, 2011. The proposed policy, as revised, will impact the reimbursement we receive for Medicare Part B therapy services provided to the Medicaid and private pay residents in our facilities. Like the original rule, the policy will reduce the reimbursement of the Part B wage component for the second and subsequent therapies provided to the same resident on the same day. However, the revision reduces the decrease to 25% of the wage component instead of 50%, as per the original rule.
In Summary:
It was another very strong quarter for the Company
We have begun an exciting EMR deployment and will have additional long term initiatives to discuss at our Investor Day on December 7.
At this point, I would ask (_______________ name of operator) to open the call up for questions.
After Questions
That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.

Calculation of Normalized Income
Advocat Inc.

Normalizing Adjustments	Three Months Ended September 30, 2010

		Normalizing
	As Reported	Adjustments (1)	Normalized

Income from Continuing operations before income taxes	$297,000	$461,000	$758,000

Provision for income taxes	(68,000)	(160,000)	(228,000)

Net Income from continuing operations	229,000	301,000	530,000

Discontinued Operations	(9,000)	—	(9,000)

Net Income	220,000	301,000	521,000

Preferred Stock Dividends	(86,000)	—	(86,000)

Net Income for Common Stock	$134,000	$301,000	$435,000

Continuing operations Net Income per Common Share — Diluted	$0.02		$0.08

Weighted Average Common Shares — Diluted	5,813,000		5,813,000

(1)	- Normalizing adjustments consist of temporary increases and non-recurring charges for deployment of Electronic Medical Records ($61,000), MDS 3.0/RUGS IV training costs ($265,000) and severance and other hiring costs ($135,000).